 EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2005 relating to the financial statements and financial statement schedules of Shire Pharmaceuticals Group plc and to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Shire Pharmaceuticals Group plc for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in such Registration Statement .

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Reading, England
November 25, 2005